MMI PRODUCTS, INC. ANNOUNCES APPOINTMENT OF NEW PRESIDENT

HOUSTON, TX, October 17, 2000 --- MMI Products, Inc. announced the appointment of Ronald R. Ross as President and Chief Executive Officer effective October 16, 2000. Mr. Ross succeeds Julius S. Burns who will continue active involvement in the business as MMI's Chairman.

Mr. Ross most recently served as the Chairman and Chief Executive Officer of Cameron Ashley Building Products, Inc., a distributor of building products, prior to its sale to Guardian Industries Corp. earlier this year. Mr. Burns stated, "I enthusiastically welcome Ron to MMI and look forward to working closely with Ron in continuing MMI's success. The MMI team will benefit greatly from Ron's extensive experience in the building products industry." Mr. Ross stated "I am very excited about joining the MMI team. MMI is one of the premier names in each of its businesses and I look forward to being a part of its future."

MMI is a privately owned, leading manufacturer of chain link and ornamental iron fence products and concrete reinforcing welded wire mesh and accessories. MMI distributes a complete line of fence products and concrete accessories through its network of 66 company-operated service centers located in 31 states.

Questions regarding this press release should be directed to Julius S. Burns, Chairman at (281) 876-0080.